UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Graham, Donald E.
   The Washington Post Company
   1150 15th Street, N.W.
   Washington, DC  20071
   USA
2. Issuer Name and Ticker or Trading Symbol
   The Washington Post Company
   WPO
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   N/A
5. If Amendment, Date of Original (Month/Year)
   April 1997
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director (X) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   CEO
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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                           |      |    | |                  |   |           |1,001              |D     |                           |
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                           |      |    | |                  |   |           |209,126            |I     |Revocable Trust            |
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                           |      |    | |                  |   |           |213,374            |I     |Trust for Siblings ***     |
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                           |      |    | |                  |   |           |35,000             |I     |Spouse ***                 |
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                           |      |    | |                  |   |           |30,000             |I     |Trust for Children ***     |
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*** The reporting person di|      |    | |                  |   |           |123,917            |I     |Beneficiary of Trusts      |
sclaims any beneficial owne|      |    | |                  |   |           |                   |      |                           |
rship of these             |      |    | |                  |   |           |                   |      |                           |
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securities.  In addition to|      |    | |                  |   |           |2,600              |I     |Trust for Parent ***       |
 direct and indirect owners|      |    | |                  |   |           |                   |      |                           |
hip of Class B shares      |      |    | |                  |   |           |                   |      |                           |
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herein, I am one of two tru|      |    | |                  |   |           |                   |      |                           |
stees of a charitable trust|      |    | |                  |   |           |                   |      |                           |
 which owns 194,770        |      |    | |                  |   |           |                   |      |                           |
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Class B Shares in which I d|      |    | |                  |   |           |                   |      |                           |
isclaim my beneficial owner|      |    | |                  |   |           |                   |      |                           |
ship.                      |      |    | |                  |   |           |                   |      |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
Amendment intended to replace May 9, 1997 filing.
SIGNATURE OF REPORTING PERSON
Donald E. Graham by Diana M. Daniels
DATE
February 12, 1999